Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PLANET PAYMENT, INC.

Planet Payment, Inc. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

FIRST                                                              The name of the corporation is Planet Payment, Inc., and it is a Delaware corporation.  The original certificate of incorporation was filed with the Secretary of State on October 12, 1999 under the name “Planet Group, Inc.”

SECOND                                               This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation as heretofore amended or supplemented.  This Certificate has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, by resolutions of the directors and stockholders of the Corporation.

THIRD                                                          The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety, as follows:

1.                                       The name of the Corporation is Planet Payment, Inc.

2.                                       The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

3.                                       The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.                                       The total number of shares of stock, which the Corporation shall have authority to issue, is 80,000,000 shares of Common Stock of $0.01 par value each (“Common Stock”) and 4,000,000 shares of Convertible Preferred Stock of $0.01 par value each (“Preferred Stock”).  The Preferred Stock shall have attached thereto all such rights and privileges as may be determined by resolution of the Board of Directors of the Corporation, prior to the issuance thereof and as set forth in a Certificate of Designation relating to the Preferred Stock to be executed and filed pursuant to Section 151(g) of the General Corporation Law of the State of Delaware.  As of the date of filing of this Amended and Restated Certificate of Incorporation, an aggregate of 2,243,750 shares of Preferred Stock have been designated as “Series A Preferred Stock”, with the rights, preferences, privileges and restrictions set forth on the Certificate of Designation attached hereto as Exhibit A.

5.                                       A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper, personal benefit.

6.                                       Any amendment, alteration or repeal of any provision of or addition of any provision’ to, the Corporation’s certificate of incorporation, or any other action which would adversely affect the rights of holders of the Common Stock with respect to voting, dividends, liquidation preferences, Conversion or redemption, shall not be adopted or effected unless approved by (i) the holders of shares of Common Stock, present in person or by proxy at any meeting of stockholders duly called and held, carrying not less than 67% of the votes of shares of Common Stock held by persons present in person or by proxy at such meeting; or (ii) a written resolution relating to such matters signed by the holders of not less than 67% of the issued and outstanding shares of Common Stock in the Company.

IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 3rd day of June, 2011 and the foregoing facts stated herein are true and correct.

PLANET PAYMENT, INC.

By:	/s/ Philip D. Beck
Name: Philip D. Beck
Title: President

2

Exhibit A

CERTIFICATE OF DESIGNATION OF
SERIES A PREFERRED STOCK OF
PLANET PAYMENT, INC.

A.                                    Designation and Amount.  Of the 4,000,000 shares of Preferred Stock, par value $0.01 per share, authorized to be issued by this corporation, 2,243,750 shares are hereby designated as “Series A Preferred Stock.”  Such number of shares may be increased or decreased by resolution of the Corporation’s Board of Directors, provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding.

B.                                    Rights Preferences and Restrictions of Series A Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are as follows:

1.                                      Definitions.

(a)                                  “Board” shall mean the Board of Directors of the Corporation.

(b)                                 “Corporation” shall mean this corporation.

(c)                                  “Common Stock” shall mean the Common Stock, $0.01 par value, of the Corporation.

(d)                                 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

(e)                                  “Common Stock Event” shall mean (i) the issue by the Corporation of additional shares of Common Stock as a Common Stock Dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

(f)                                    “Conversion Price” shall mean $1.31 as of the date of filing of this Amended and Restated Certificate of Incorporation, as adjusted pursuant to Section 4.4 below.

(g)                                 “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(h)                                 “Merger” shall mean a consolidation or merger (or similar transaction or series of transactions) of the Corporation with or into any other corporation or corporations or the sale of all of the capital stock of the Corporation in a single transaction or series of related transactions, in each case under circumstances in which the holders of the Corporation’s outstanding shares immediately before such transaction or series of related transactions do not, immediately after such transaction or series of related transactions, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions, on account of the shares of capital stock of the Corporation held by them immediately prior to such transaction or series of related transactions.

(i)                                     “Original Issue Date” shall mean November 10, 2004, the date on which the first share of Series A Preferred Stock was issued by the Corporation.

(j)                                     “Original Issue Price” shall mean $4.00, which is the price per share for the Series A Preferred Stock paid by the Purchasers in Section 1 of the Subscription Agreement (as defined below), as adjusted to the extent necessary to reflect any Preferred Stock Event.

(k)                                  “Preferred Stock” shall mean the Series A Preferred Stock and any other series of Preferred Stock authorized under the Certificate of Incorporation of the Corporation.

(l)                                     “Preferred Stock Event” shall mean any of the following events occurring after the Original Issue Date: (A) the issuance by the Corporation of additional shares of Series A Preferred Stock as a dividend or other distribution on the outstanding shares of Series A Preferred Stock, (B) a subdivision of the outstanding shares of Series A Preferred Stock into a greater number of shares of Series A Preferred Stock, (C) a combination of the outstanding shares of Series A Preferred Stock into a small number of shares of Series A Preferred Stock, and (D) the conversion or exchange of the outstanding shares of Series A Preferred Stock into a different number of shares of some other class or classes of stock whether by recapitalization, reclassification or otherwise; provided, however, that in no event shall a Preferred Stock Event be deemed to include any liquidation, dissolution or winding up of the Corporation provided for in Section 2 or any conversion or other adjustment event described in Section 4.

(m)                               “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(n)                                 “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.01 par value per share, of the Corporation.

(o)                                 “Subscription Agreement” shall mean that certain Subscription Agreement dated November 10, 2004, among the Company and the persons and entities listed on Schedule 1 thereto, as amended by that certain letter agreement dated October 31, 2005, as further amended from time to time.  The Subscription Agreement is incorporated by reference into this Certificate of Designation.  A copy of the Subscription Agreement is on file in the office of the Secretary of the Corporation, and may be obtained by holders of Series A Preferred Stock upon written request to the Secretary of the Corporation.

(p)                                 “Valuation” shall have the meaning ascribed to such term in the Subscription Agreement.

2.                                      Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

2.1                                 Liquidation Preference.  Subject to prior payment in full of the liquidation preference of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock, the holders of each share of Series A Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of the Series A Preferred Stock, plus all declared but unpaid dividends on the Series A Preferred Stock.  If upon any liquidation, dissolution or winding up of the Corporation, and after payment in full of the preferential amount payable to any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Preferred Stock and to holders of each share of Preferred Stock then outstanding which ranks pari passu with the Series A Preferred Stock as to liquidation preference (“Pari Passu Preferred Stock”) of their full preferential amount described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Preferred Stock and the Pari Passu Preferred Stock pro rata, according to the aggregate full preferential amount payable with respect to all the then-outstanding shares of each such series of Preferred Stock.

2.2                                 Remaining Assets.  If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred Stock of their full preferential amounts described subsection 2.1, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock on a pro rata basis according to the number of shares of Common Stock held by each holder thereof.

2.3                                 Merger or Sale of Assets.  A Merger or a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation, in a single transaction or a series of transactions, shall also be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2; provided that the holders of a majority of the Series A Preferred Stock may elect by written notice not to treat such event as a liquidation, dissolution or winding up, for the purposes of this Section.

2.4                                 Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(a)                                  The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)                                     unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 day period ending three days prior to the distribution; and

(ii)                                  if (1) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the 30 calendar day period ending three (3) trading days prior to the distribution; and

(iii)                               if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b)                                 The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined in good faith by the Board.

3.                                      Voting Rights.

3.1                                 Voting Generally.  Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of Section 4 at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.  Subject to the other provisions of this Certificate of Incorporation, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law.  Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock shall vote together with the holders of shares of other series of Preferred Stock and the holders of Common Stock, and not as a separate series or class.

4.                                      Conversion Rights.  The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

4.1                                 Optional Conversion.  At the option of the holder thereof, each share of Series A Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.  Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted.  Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A

Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

4.2                                 Automatic Conversion.

(a)                                  Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation (an “IPO”) in which the aggregate total valuation of the Company’s capital stock, based on the public offering price per share (before deduction of underwriters’ discounts and commissions) and assuming the conversion or exercise of all Preferred Stock and Rights or Options into Common Stock, equals or exceeds an amount equal to two (2) multiplied by the Valuation and aggregate net proceeds received by the Corporation are at least $25 million (a “Qualifying IPO”); or (ii) upon the Corporation’s receipt of the written consent of the holders of not less than 2/3rds of the then outstanding shares of Series A Preferred Stock to the conversion of all then outstanding Series A Preferred Stock under this Section 4.

(b)                                 Upon the occurrence of any event specified in subparagraph 4.2(a) above, the outstanding shares of Series A Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

4.3                                 Conversion Price.  Each share of Series A Preferred Stock shall be convertible in accordance with subsection 4.1 or subsection 4.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for the Series A Preferred Stock by the Conversion Price that is in effect at the time of conversion.  The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as provided below.  Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of the Conversion Price hereunder.

4.4                                 Adjustment Upon Common Stock Event.  Upon the happening of a Common Stock Event (as hereinafter defined) after the Original Issue Date, the Conversion Price of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of the Series A Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for the Series A Preferred Stock.

4.5                                 Adjustments for Other Dividends and Distributions.  If, at any time or from time to time after the Original Issue Date, the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of Series A Preferred Stock or with respect to such other securities by their terms.

4.6                                 Adjustment for Reclassification, Exchange and Substitution.  If, at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 4), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

4.7                                 Reserved.

4.8                                 Reserved.

4.9                                 Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price for Series A Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Preferred Stock at the holder’s address as shown in the Corporation’s books.

4.10                           Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Series A Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

4.11                           Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.12                           Notices.  Any notice required by the provisions of these Certificate of Incorporation to be given to the holders of shares of Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

4.13                           No Impairment.  The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by ‘the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights, preferences and privileges of the holders of Series A Preferred Stock against impairment.

5.                                      Dividends.  If the Board declares and pays any dividend on the Common Stock, such dividend shall also be declared and paid on each outstanding share of Series A Preferred Stock based on the number of whole shares of Common Stock into which such share of Series A Preferred Stock then could be converted pursuant to the provisions of subsection 4.1.  Except as provided in the preceding sentence, holders of Series A Preferred Stock shall not be entitled to receive any dividends.  No rights or interest shall accrue to the holders of the Series A Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Common Stock or Series A Preferred Stock in any calendar year or any fiscal year of the Corporation, whether or not the earnings of the Corporation in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.

6.                                      Reserved.

7.                                      Miscellaneous.

7.1                                 No Reissuance of Series A Preferred Stock.  No share or shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

7.2                                 Preemptive Rights.  No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and a stockholder.

7.3                                 Adjustments for Stock Splits, Etc.  Except as otherwise required by law, wherever in this Certificate of Designation there is a reference to a specific number of shares Series A Preferred Stock, then, upon the occurrence of any Common Stock Event or Preferred Stock Event, the specific number of shares so referenced herein shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such Common Stock Event or Preferred Stock Event, as applicable.